THIRD AMENDMENT TO
                      EMPLOYMENT AGREEMENT


     This Third Amendment to Employment Agreement (the "Amendment") is entered into as of December 15, 2008, by and between Seaboard Marine Ltd., a Liberian corporation (together with any Successor thereto, the "Company"), and Edward A. Gonzalez ("Executive").

                      W I T N E S S E T H:

     WHEREAS, the Company and Executive have entered into that certain Employment Agreement dated as of July 1, 2005, as amended, setting forth the terms upon which Executive is employed with the Company; and

     WHEREAS, the parties desire to amend certain provisions of the Employment Agreement to ensure compliance with Internal
Revenue Code 409A and the related regulations, ("Section 409A") dealing with deferred compensation rules;

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. All terms used herein which are not defined shall have the meanings given to such terms in the Employment Agreement.

     2.   Amendment to Section 8.(d) - Definition of Good Reason.
The parties agree that Section 8.(d) is hereby amended and restated to read as follows:

          (d) Termination by Executive. Executive may resign from his employment for any reason, including for Good Reason (as defined below in this subsection (d)). In the event of a termination of Executive's employment by Executive's resignation other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii) and in the event of a termination of Executive's employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in
     Section 8(f)(i). For purposes of this Agreement, a termination of employment by Executive for "Good Reason" shall mean a resignation by Executive from his employment with the Company within one hundred eighty
     (180) days following the initial occurrence, without Executive's consent, of any one or more of the following events: (i) a material diminution in the Executive's authority, duties or responsibilities;
     (ii) a material change in the geographic location where Executive primarily performs his services; or (iii) any other material breach by the Company of any material provision of this Agreement; provided that the Executive shall have given the Company notice of the occurrence of the event or events constituting Good Reason within ninety (90) days following the initial occurrence of such event or such events and the Company shall have failed to cure such event or events (to the extent capable of being cured) within thirty (30) business days after receipt of such notice.

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     3.    Amendment to Section 8.(f)(i) - Payments Upon  Certain
Terminations. The parties agree that Section 8.(f)(i) is hereby amended to add new subsections (F) and (G) immediately following
Section 8.(f)(i) (E), reading as follows:

               (F) The Company and Executive agree that each payment made by the Company to Executive pursuant to subsections (A) and (B) of this
          Section 8.(f)(i) shall be deemed to be a separate and distinct payment for purposes of Internal Revenue Code Section 409A and the related regulations, as opposed to an annuity or other collective series of payments.

               (G) Notwithstanding anything to the contrary contained herein, to the extent the aggregate amount to be paid to the Executive pursuant to Subsections (A) and (B) of this Section 8(f)(i) during the six (6) months following the Date of Termination exceeds two (2) times the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended ("Code"), for the calendar year of such Date of Termination (the "401(a)(17) Limit"), then payment of such amount that is in excess of two
          (2) times the 401(a)(17) Limit shall not be paid during the sixth (6) months following the Date of Termination but instead shall be paid in a lump sum payment on the next day after the date which is six (6) months following the Date of Termination.

     4.   Amendment to Section 8(f)(iv) - Set offs.   The parties
agree that Section 8(f)(iv) is hereby amended to add the following sentence at the end thereof:

          Notwithstanding the foregoing, such set off shall not accelerate the time or schedule of a payment of Deferred Compensation except as permitted under Treasury Regulation Section 1.409A-3(j)(4)(xiii).

     5.   Amendment to Section 18 - Additional  409A  Provisions.
The parties agree that Section 18 is hereby amended to add new subsections (l) (m), and (n) immediately following Section 18(k), reading as follows:

               (l) The Employment Agreement is intended to comply with, or otherwise be exempt from,
          Section 409A. The Company shall undertake to administer, interpret, and construe the Employment Agreement in a manner that does not result in the imposition to the Executive of additional taxes or interest under Section 409A.

               (m) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under the Employment Agreement, such reimbursement any expenses or provision

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          of in-kind benefits that are Deferred Compensation
          shall  be  subject  to  the following  conditions:
          (A) the  expenses  eligible for   reimbursement or
          the  amount  of  in-kind benefits  provided in one
          taxable  year   shall   not  affect  the  expenses
          eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year,
          except for any medical reimbursement   arrangement
          providing   for  the reimbursement   of   expenses
          referred   to  in Section  105(b)  of the Internal
          Revenue Code of 1986 and related regulations; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

               (n) "Termination of employment," "termination," "resignation" or words of similar import, as used in the Employment Agreement mean, for purposes of any payments of Deferred Compensation under the Employment Agreement, the Executive's "separation from service" as defined in Section 409A; provided that for this purpose, a "separation from service" is deemed to occur on the date that the Company and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.


     6. Miscellaneous. This Amendment shall be governed by the laws of the State of Florida. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof. Except as amended hereby, the Employment Agreement shall continue in full force and effect.

                     SIGNATURE PAGE FOLLOWS


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     IN  WITNESS  WHEREOF,  the Company has  duly  executed  this
Amendment by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                   SEABOARD MARINE LTD.



                                   By:       /s/ Steven J. Bresky
                                   Name:     Steven J. Bresky
                                   Title:    Vice President


                                   EXECUTIVE:



                                   By:       /s/ Edward A. Gonzalez
                                             Edward A. Gonzalez

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